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[Westmoreland Coal Company Logo]

                                 news release
Westmoreland Coal Company                          2 N. Cascade Ave., 14th Floor
(719) 442-2600 - Telephone                            Colorado Springs, CO 80903
(719) 448-5824 - Fax


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                      Tender Offer For Depositary Shares
                                 Extended Until
                           5:00 PM New York City Time
                                 April 7, 1999
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  Colorado Springs, CO -- April 6, 1999 -- Westmoreland Coal Company (OTC
  Bulletin Board: WMCL) announced that due to today's technical difficulties with the Depository Trust Company's Automated Tender Offer Program ("ATOP"), the Company's tender offer for up to 1,052,631 of its outstanding depositary shares, each representing one quarter of a share of Series A Convertible, Exchangeable Preferred Stock, at $19.00 per depositary share has been extended until 5:00 pm New York City Time, April 7, 1999.

  The Company also reported that as of close of business today, approximately
  1.59 million depositary shares had been tendered and not withdrawn.



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           For further information contact Diane Jones (719) 442-2600